Exhibit 21.1

                   SUBSIDIARIES OF THE INTERCEPT GROUP, INC.

Consolidated subsidiaries


ProVesa Inc., a Georgia corporation ("ProVesa") and wholly-owned subsidiary of InterCept, doing business as "ProVesa" and "InterCept."

         ProVesa Services, Inc., a Georgia corporation and wholly owned subsidiary of ProVesa, doing business as "ProVesa" and "InterCept."

         ProImage, Inc., a Georgia corporation two-thirds owned by ProVesa, doing business as "ProVesa" and "InterCept."

         Item Processing of America, Inc., a Florida corporation and wholly owned subsidiary of ProVesa, doing business as "ProVesa" and "InterCept."

InterCept Switch, Inc., a Georgia corporation and wholly-owned subsidiary of InterCept, doing business as "InterCept Switch."

InterCept Communications Technologies, Inc., a Georgia corporation and wholly-owned subsidiary of InterCept, doing business as "InterCept."

LEV Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of InterCept, doing business as "InterCept."


Unconsolidated subsidiaries

Netzee, Inc., a Georgia corporation in which InterCept owned approximately 37% as of December 31, 1999, doing business as "Netzee."